UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

SunEdison Semiconductor Limited
(Exact Name of Registrant as Specified in its Charter)

Singapore (State or other jurisdiction of incorporation or organization)	15-85854 (Commission File Number)	N/A (I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh, Singapore (Address of principal executive offices)	319579 (Zip Code)

(65) 6681-9300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of 2015 Annual Incentive Plan
At its meeting on January 28, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of SunEdison Semiconductor Limited (the “Company”) approved the Company’s 2015 Annual Incentive Plan (the “2015 AIP”), in which senior management participates, including each of our “Named Executive Officers”, comprised of our principal executive officer, Dr. Shaker Sadasivam, and our two other most highly compensated executive officers for 2014, Messrs. Jeffrey Hall and William Dunnigan.
The 2015 AIP has two main components: a company performance component and a personal goal component. The 2015 AIP has “threshold,” “target” and “maximum” payouts based on the achievement of a combination of company performance metrics and personal goal metrics, except for Dr. Sadasivam, for whom payout is based solely on the Company performance component. Messrs. Hall and Dunnigan will earn bonus payout based 75% on the Company performance metric and 25% on personal goals. Achievement of less than 70% of the Company performance metrics will result in a 0% payout for personal goals. The Company performance metric is based upon the level of adjusted EBITDA achieved. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The “maximum” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. Our Compensation Committee approved the following “threshold,” “target” and “maximum” levels for each of our Named Executive Officers (with target, threshold and maximum represented as a percentage of base salary):

Performance as % of Target	Payout as % of Target
120% or more	200%
100%	100%
80% or less	0%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON SEMICONDUCTOR LIMITED
Date:	February 2, 2015	By:	/s/ Shaker Sadasivam
Name: Shaker Sadasivam Title: President and Chief Executive Officer